Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
NOTICE:  YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE TERMS, CONDITIONS AND EFFECT OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS.  YOU HAVE AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT.  AFTER SIGNING IT, YOU WILL HAVE SEVEN (7) DAYS TO REVOKE IT.  YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE YOU SIGN THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS.
This Separation Agreement and General Release of Claims (the “Agreement”) is made by and between Freshpet, Inc. (referred to as the “Company,” where appropriate), and Heather Pomerantz (referred to as the “Executive,” where appropriate), each a “Party” and together the “Parties,” as a way of amicably terminating their employment relationship and resolving all matters of dispute or potential dispute between them without admission of any liability or fault.
In exchange for the mutual promises set forth below, the Company and Executive agree as follows.
1.            SEPARATION FROM EMPLOYMENT
Regardless of whether Executive signs this Agreement:
(a)
Executive’s employment with the Company ended on September 7, 2022 (the “Separation Date”).  Executive is no longer authorized to transact business or incur any expenses, obligations, and/or liabilities on behalf of the Company after the Separation Date.

(b)
Executive will receive all accrued but unpaid benefits up through the Separation Date, including earned but unpaid base salary, less applicable taxes and deductions, which shall be paid according to the law.

(c)
Executive group health insurance will cease at Midnight on September 30, 2022.  At that time, Executive will be eligible to continue her group health insurance benefits at her own expense, subject to the terms and conditions of the benefit plan and applicable law (including COBRA). Executive will receive additional information regarding her right to continued coverage under COBRA, if any, in a separate communication.  For any other benefit plans in which Executive participates, they will terminate effective on the Separation Date, and Executive shall remain eligible for any accrued vested benefits under such benefit plans.

(d)	Executive acknowledges that she has received all salary and benefits through September 7, 2022 and, except as provided in this Paragraph 1, there are no other amounts due.

2.            SEPARATION PAYMENTS AND BENEFITS
In return for signing this Agreement, not revoking it, and observing its terms, the Company will provide Executive with the following “Separation Payments and Benefits”:
(a)
Provided that Executive complies with her obligations under this Agreement, the Company shall pay Executive severance in the form of continuation of Executive’s base salary in effect on Executive’s Separation Date for the period of time from September 8, 2022 until September 30, 2023.  These payments will be made on the Company’s ordinary payroll dates starting with the first pay date after Company receives a copy of this Agreement signed by Executive and the expiration of the Revocation Period without Executive revoking this Agreement, and the first payment will include any payments not yet made between September 8, 2022 and the date of the first payment.  In the event that Executive obtains employment elsewhere before September 30, 2023, Executive shall promptly notify the Company of such new employment in writing, and the Company may elect to make one lump sum payment to Executive for all remaining severance amounts due to her under this Paragraph 2(a).  All payments described in Paragraph 2 shall be subject to all standard deductions and withholdings, under applicable law, and shall be reported on a W-2 for the Company.

(b)
Provided that Executive complies with her obligations under this Agreement, the Company shall pay Executive a pro-rated annual bonus for fiscal year 2022, notwithstanding that the Executive will not be employed with the Company through the date of payment, in the amount determined based on the actual level of achievement of any applicable performance goals as identified and established by the Company, its Board of the Directors, or a committee thereof, and multiplied by a fraction, the numerator of which is the number of days of Executive’s employment from January 1, 2022 through the Separation Date, and the denominator of which is 365.  Subject to the terms and conditions of this Agreement, the pro-rated bonus, if any, shall be paid to the Executive in 2023 in the normal course of business at the same time that annual bonuses are paid to current executives.

(c)
Provided that Executive complies with her obligations under this Agreement and satisfactorily performs the duties of a consultancy with the Company for the period commencing September 8, 2022 and ending December 31, 2022, which duties shall assist the Company in its transition of Executive’s former employment duties and will include the performance of any other duties as the Company may from time to time reasonably request, the Company shall pay to Executive the sum of $75,000, to be paid to Executive in three equal monthly installments over a period of three months, commencing in October 2022.

(d)
Provided that Executive complies with her obligations under this Agreement and timely elects continued health coverage under COBRA, Company shall pay the premiums for Executive’s continuation of group health coverage under the Company’s plans under COBRA and Executive shall continue to be responsible for the employee portion of the premiums based on the active employee rates, beginning on the Separation Date for the period of time from September 30, 2022 until the earliest of (i) September 30, 2023, (ii) the date Executive first becomes eligible for coverage under a subsequent employer’s group health plan, or (iii) the date Executive ceases to be eligible for continued coverage under COBRA for any reason. Executive agrees to promptly notify Company of her eligibility for coverage under a subsequent employer’s group health plan.
(e)
Provided that Executive complies with her obligations under this Agreement, the Company agrees that it will not enforce the non-competition covenant contained in Section 2.1(a) of the Non-Disclosure and Non-Competition Agreement between Executive and the Company (the “Restrictive Covenants Agreement”) solely in the event that Executive becomes employed by an entity with a division that is engaged in the pet food business, provided that Executive does not work in its division that is engaged in the pet food business and otherwise has no involvement with such entity’s engagement in the pet food business in any respect during the twenty-four (24) months following the Separation Date.  For the avoidance of doubt, except as modified herein, all of Executive’s obligations contained in the Restrictive Covenants Agreement, including but not limited to her non-disclosure obligations, remain in full force and effect and the Restrictive Covenants Agreement is hereby incorporated herein.

(f)
Executive affirms and acknowledges that she is not otherwise entitled to the Separation Payments and Benefits.  Executive understands and agrees that the Separation Payments and Benefits are expressly contingent on her signing, and not revoking, this Agreement.  Executive and the Company agree that the consideration described in this Paragraph is not required by the Company’s policies or procedures or by any contractual obligation and is offered solely as consideration for Executive and the Company entering into this Agreement.

3.            GENERAL RELEASE OF CLAIMS
(a)
In consideration of the Separation Payments and Benefits set forth in Paragraph 2 of this Agreement and other promises contained herein, Executive expressly waives any and all claims against  the Company (including its subsidiaries, affiliates, successors, assigns, owners, officers, directors, stockholders, managers, agents, employees, and representatives) (together, the “Released Parties”) and, to the maximum extent permitted by law, releases the Released Parties from any and all actual or potential actions, claims, causes of action, and damages, known or unknown, which she ever had, now has or hereafter may have as a result of any matters arising or occurring prior to the execution of this Agreement.  It is understood that this general release of claims includes, but is not limited to, any claims for wages, bonuses, employment benefits (including claims under continuing employee benefit plans or claims under ERISA), stock options, restricted stock units, or any other stock purchase plans of the Company’s subsidiaries or affiliates, or damages of any kind whatsoever, arising out of any common law torts, any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any theory of failure to hire or failure to re-hire, any theory of negligence, any theory of retaliation, any theory of discrimination or harassment in any form, any legal restriction on the Company’s right to terminate employees, or any federal, state, or other governmental statute or ordinance, including, without limitation, the Civil Rights Act of 1866, Section 1981, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Lily Ledbetter Fair Pay Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Employee Retirement Income Security Act (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Rehabilitation Act of 1973 (including Section 504 thereof), the Genetic Information Nondiscrimination Act, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Whistleblower Law, the Pennsylvania Pregnancy Guidelines of the Pennsylvania Human Relations Commission, the Pennsylvania Minimum Wage Law, except as prohibited by law, the Pennsylvania Medical Marijuana Act, the Philadelphia Fair Workweek employment Standards Ordinance, the New Jersey Family Leave Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Workers’ Compensation Act (except as set forth below), the New Jersey Wage and Hour Law, the New Jersey Wage Payment Act, all as amended, and any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic, or any other statutory or common law limitation or regulation of the employment relationship of state or federal law, as well as any claim for attorneys’ fees and costs incurred by or on behalf of Executive.
(b)
In waiving and releasing any and all claims against Released Parties, whether or not now known to her, Executive understands this means that if she later discovers facts different from or in addition to those facts currently known by Executive, or believed by her to be true, the waivers and releases of this Agreement will remain effective in all respects—despite such different or additional facts and her later discovery of such facts, even if Executive would not have agreed to this Agreement if she had prior knowledge of such facts.

(c)
The only claims that are not being waived and released by Executive under this Paragraph are claims that she may have for: (i) unemployment, claims for lost wages and medical expenses under the Pennsylvania Workers’ Compensation Act and/or New Jersey’s Workers’ Compensation Act, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (ii) any benefit entitlements that are vested pursuant to the terms of an employee pension benefit plan governed by the federal law known as ERISA; (iii) violation of any federal, state, or local statutory and/or public policy right or entitlement that, by applicable law, cannot be waived; and (iv) claims based on events that occurred after Executive executed this Agreement.

(d)	By signing this Agreement, Executive understands that she is waiving her right to receive individual relief (including, without limitation, back pay, front pay, reinstatement or other legal or equitable relief) based on claims asserted in any charge or complaint, whether filed by Executive or any other person, except where such a waiver is prohibited and except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.  Additionally, nothing in this Agreement prevents Executive from exercising any rights she may have under section 7 of the National Labor Relations Act, if any, to discuss the terms and conditions of her employment or engage in other protected concerted activities with other employees.
4.            ADDITIONAL RIGHTS OF EXECUTIVE
(a)
Nothing in this Agreement, including but not limited to Paragraph 7, restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information (defined below) to, reporting possible violations of any law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Pennsylvania Human Relations Commission, the New Jersey Division on Civil Rights, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General of any agency (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of any federal, state, or local law or regulation.  However, to the maximum extent permitted by law, Executive is waiving her right to receive any individual monetary relief from the Company or any other Releasee resulting from such claims or conduct, regardless of whether she or another party has filed them, and, in the event you obtain such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement.  This Agreement does not limit Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  Executive does not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and Executive does not need to notify the Company that she did engage in such conduct.

(b)
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney(s), a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(c)
Nothing contained in this Agreement is intended to obviate Executive’s obligation to provide notice to the Company’s counsel if she is notified of, or otherwise becomes aware of, any civil litigation requiring or requesting disclosure of any information from Executive concerning this Agreement, or its terms, as set forth in Paragraph 7.

5.            NO ADMISSION OF WRONGDOING
This Agreement is not an admission by the Executive or the Released Parties of any liability or wrongdoing or a violation of any statute, regulation, duty, law, contract, right, or order.  For the avoidance of doubt, the Executive’s termination of employment from the Company did not result from any disagreement with the Company concerning any matter relating to the Company’s financial reporting, policies, or practices.  The Released Parties disclaim any liability to the Executive or any other person for any alleged violation of any statute, regulation, duty, law, contract, or order.
6.            NO CLAIMS FILED
Except as provided in Paragraphs 3(d) and 4, Executive represents that no charges, complaints, or actions of any kind have been filed by Executive or on Executive’s behalf against any Released Party with any federal, state, or local court or agency or in arbitration.  Except as provided in Paragraphs 3(d) and 4, Executive agrees that Executive will not file with any court a complaint which relates in any way to Executive’s employment with or separation from employment at the Company.
7.            CONFIDENTIALITY AND COMPANY PROPERTY
(a)
Definition.  In this Agreement, “Confidential Information” means all information of whatever nature, whether oral, written, electronic, on-line or otherwise, which pertains or relates to customer personal information including, but not limited to intellectual property; product information and formulations date of birth; home telephone number; cell phone number; driver’s license number; social security number; address; current employer name, address and phone number; monthly income and sources of financing; plans; vendors; designs; equipment; plans; strategies; forecasts and projections; processes and procedures; computer programs and uses of them; pricing and cost data; existence and terms of contractual agreements; and any other information concerning any aspect of Company’s or any related entities’ business.  “Confidential Information” also includes, but is not limited to, (i) all information obtained on Freshpet, Inc. operations and plans in conjunction with activities performed with or at the direction of Company; (ii) “Trade Secrets” as that term is defined in Pennsylvania’s Uniform Trade Secrets Act, 12 Pa. C.S.A. §§ 5301–5308; and (iii) all information which is marked or designated as, “confidential” or “proprietary.”

(b)
Awareness of Criminal Statute Governing Trade Secrets. Executive is aware that under Pennsylvania’s Criminal Code, a person is guilty of a second or third degree felony if she misappropriates trade secrets, such as those described in the definition of “Confidential Information” above.

(c)
Return of Confidential Information.  All Confidential Information provided to Executive by the Company shall be returned to the Company including all Confidential Information and all documents and media containing such Confidential Information and all copies or extracts of such Confidential Information.

(d)	Use of Confidential Information. Executive agrees that at all times during and after his employment with the Company, she will not use or disclose any of the Confidential Information for any purpose.
(e)
Non-Solicitation.  Executive agrees that for a period of two years she will not solicit any customers/clients or employees of the Company to leave the Company or to obtain services or products from her or any entity for which she works after her termination by Company.

(f)
Return of Property.  Executive agrees that all Company property including, but not limited to, computer(s), mobile devices, documents, keys, passwords, codes, samples, computer data, credit cards, business cards, checks, equipment, machinery, automotive devices shall be returned to the Company no later than the close of business on September 30, 2022.

(g)
Remedies for Breach.  Executive acknowledges and agrees that due to the highly confidential nature of the Confidential Information, any breach of this Paragraph of the Agreement would cause Company irreparable injury, remedies at law would be inadequate and that, therefore, upon any such violation or any threat of violation, the Company shall be entitled to injunctive and other appropriate equitable relief in addition to whatever remedies it might have at law.  Executive agrees to notify the Company, in writing, immediately upon the occurrence of any unauthorized release of Confidential Information or upon the occurrence of any other violation of this Agreement.

(h)
Confidentiality of this Agreement.  The Company and Executive agree that, except as provided in Paragraphs 3(d) and 4, above, the Company and Executive are bound, to the fullest extent permissible by law, by an absolute obligation to keep strictly confidential all negotiations leading up to this Agreement. This absolute obligation of confidentiality includes, but is not limited to, Executive’s obligation not to disclose information concerning settlement negotiations leading up to this Agreement to any person or entity and to prevent disclosure to any person or entity, except that Executive may disclose such information contained in the Agreement, if necessary, to a tax preparer, or in response to a lawful subpoena issued with sufficient prior notice to the Company to allow the Company to file a motion to quash the subpoena and obtain a decision from the Court or Agency responsible for proceedings from which the subpoena is issued.  The Parties agree that the Company shall be entitled to injunctive relief to prevent future breach.

8.            NON-DISPARAGEMENT
(a)
Executive and the Company agree that they will cooperate with each other to assure a harmonious and positive separation from employment, and neither party will make any disparaging comments about Executive, the Company, its directors, officers, financial operations, reports, its products or services, or make or solicit any comments, statement or the like to the media or others that may be considered to be derogatory or harmful to the good name or business reputation of Company.  This provision also applies to any comments or statements which Executive may make on the Internet, including but not limited to comments, statements and/or videos placed in email, and/or on YouTube, Facebook, Twitter or any other social media site.

(b)	For the avoidance of doubt, Executive may testify truthfully in any legal proceeding where her testimony is compelled by subpoena under oath.
9.            DUTY TO COOPERATE
Executive agrees to cooperate fully and in a timely manner with the Company after her employment relationship with the Company terminates in respect of any matter, including any litigation, investigation, or government proceeding, which arises out of or relates to her employment with the Company. This cooperation may include appearing for meetings and interviews and providing the Company with the full benefit of Executive’s knowledge in respect of any such matter.
10.            GENERAL PROVISIONS
(a)
Breach.  If Executive materially breaches any of the terms or conditions of this Agreement, including the Restrictive Covenants Agreement (as modified by Paragraph 2(e) of this Agreement), in addition to the legal and equitable relief to which the Company may be entitled, the Company shall have the right to recover from Executive any amounts paid under this Agreement, and the Company will be released from its obligation to make any further payments to Executive unless otherwise prohibited by law.

(b)
Arbitration and Waiver of Jury Trial.  Any controversy or claim arising out of or relating to this Agreement, any breach hereof, or your employment with the Company or the termination thereof, including any dispute as to whether such controversy or claim is arbitrable, shall be settled by binding arbitration in Philadelphia, Pennsylvania by and pursuant to the Employment Arbitration Rules and Procedures of JAMS (“JAMS”) then in effect.  The determination of the arbitrator shall be conclusive and binding on Executive and the Company, and judgment may be entered on the arbitrator’s award in any court of competent jurisdiction.  The arbitration shall be conducted on a strictly confidential basis, and neither Executive nor the Company shall disclose the existence of a claim; the nature of a claim; any documents, exhibits, or information exchanged or presented in connection with such a claim; or the result of any action (collectively, the

“Arbitration Materials”) to any third party, except as required by law, with the sole exception of legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms.  The parties will share the JAMS administrative fees and the arbitrator’s fees and expenses, and each party will pay its own attorneys’ fees, except as otherwise provided by law.  If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and attorneys’ fees that the other party reasonably incurs.  Either party may commence litigation in court to compel arbitration or to confirm or vacate an arbitral award, to the extent authorized by the Federal Arbitration Act or the Pennsylvania Revised Statutory Arbitration Act.  The arbitrator may grant interim injunctive relief, and the Company or its successors or assigns may commence litigation in court to obtain injunctive relief or an order requiring specific performance to enforce or prevent any violations of the covenants contained herein.  Executive and the Company each agree that any arbitration will be conducted only on an individual basis and that no dispute between the parties relating to this Agreement may be consolidated or joined with a dispute between any other employee and the Company, its subsidiaries, affiliates, and parents, together with each of those entities’ respective officers, directors, shareholders, employees, agents, fiduciaries, and administrators (collectively, the “Associated Persons”).  Executive also agrees that she may not seek to bring her dispute on behalf of other employees, independent contractors, or consultants of the Company or any Associated Person as a class or collective action and that no arbitrator will have authority hereunder to hear or decide any class, collective, or representative action.  Notwithstanding the foregoing, nothing in this letter agreement prohibits either party from requesting that the arbitrator consolidate, on a non-class or non-collective action basis, related matters that involve common questions of law or fact when doing so would increase efficiency.  The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding.  Executive understands and expressly agrees that by signing this Agreement she is giving up her right to a jury trial.  Executive waives her right to a jury trial in any proceeding whatsoever between the Parties arising out of or relating to her employment and the terms and conditions of this Agreement.
(c)
Governance.  This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, without regard to any state’s choice of law principles, except as state law may be preempted by federal law.

(d)
Entire Agreement.  This Agreement constitutes the complete and total agreement between the Company and Executive with respect to issues addressed in this Agreement, with the exception of Executive’s continuing obligations under any Company policies and any agreements Executive may have with the Company restricting competition, solicitation of customers and employees, the use of confidential information, prohibiting conflicts of interest, assigning intellectual property rights, or providing for dispute resolution procedures (including but not limited to those contained in the Restrictive Covenants Agreement, as modified by

Paragraph 2(e) of this Agreement, that is incorporated herein), which shall remain in full force and effect in accordance with their terms.
(e)
No Reliance. Executive acknowledges that, in deciding to enter into this Agreement, Executive has not relied on any promise, representation, or other information that is not contained in this Agreement.

(f)
Drafting and Modification.  The Company and Executive agree that this Agreement shall be construed without regard to who drafted it, and shall be construed as though each party participated equally in the preparation and drafting it.  This Agreement shall not be modified, altered, or discharged except by written agreement signed by an authorized Company representative and Executive.

(g)	Headings. The headings in this Agreement are for reference only, and shall not in any way affect the meaning or interpretation of this Agreement.
(h)
Use of Agreement in Subsequent Proceedings.  Executive further agrees that this Agreement may be used as evidence in a proceeding in which the Company or a Released Party or Executive allege a breach of this Agreement, or to assert a complete or partial defense to any lawsuit, arbitration or claim, and may be used as a basis for an injunction against any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach of this Agreement.  Other than this exception, or disclosure as provided in Paragraphs 3(d) and 4 above, the Company and Executive agree that neither will offer nor introduce this Agreement as evidence in any administrative proceeding, arbitration or lawsuit.

(i)
Enforcement.  The failure of either party to insist upon strict adherence to any term of this Agreement shall not be considered a waiver of that term or of any other term of this Agreement, and shall not deprive that party of the right to later insist upon strict adherence to that term or any other term of the Agreement.

(j)	Severability. Executive agrees that should any part of this Agreement be found to be void or unenforceable, that determination will not affect the remainder of this Agreement.
(k)	Counterparts. This Agreement may be signed in counterparts and the counterparts shall be treated as though signed as one document.
(l)
Stock Options.  Executive agrees to check the terms of the plans for any Stock Options she may have been granted and/or received during the course of her employment with the Company.  It is the Parties’ intent that the termination of the transition and consulting services provided by Executive following the Separation Date in accordance with Paragraph 2(c) above will constitute a “Termination” for purposes of the Stock Options held by Executive as of the Separation Date.  The Company makes no representations with regard to the status of such Stock Options, whether they have vested, whether they will be waived, how and if they can be cashed out or exercised.

(m)
Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption, and the provisions of this Section shall apply notwithstanding any provisions of this Agreement to the contrary.  Severance benefits under this Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.  For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment.

11.            ACKNOWLEDGMENTS
By signing this Agreement, Executive acknowledges that:
(a)	Executive has read this entire Agreement, and Executive fully understands it.
(b)	Executive is acting voluntarily and of Executive’s own free will in signing this Agreement.
(c)	The Separation Payments and Benefits the Company is providing Executive in return for signing this Agreement is in addition to anything of value to which Executive already is entitled.
(d)	Executive has been advised by the Company to seek legal counsel prior to signing this Agreement.
(e)	Executive is acting voluntarily and of Executive’s own free will in signing this Agreement and has not been pressured or forced to sign it.
(f)	This Agreement includes a waiver of all rights and claims Executive may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.).
(g)
This Agreement will be void if Executive does not sign it within twenty-one (21) days after Executive has received this Agreement, or if Executive revokes it as provided below.  If Executive decides to sign this Agreement, Executive should return it via email addressed to:

THEMBI MACHABA
C/O FRESHPET, INC.
176 NORTH COMMERCE WAY
BETHLEHEM, PA  18017
TMachaba@Freshpet.com

For delivery by Federal Express or UPS, Executive should use:

THEMBI MACHABA
C/O FRESHPET, INC.
176 NORTH COMMERCE WAY
BETHLEHEM, PA  18017
TMachaba@Freshpet.com
(h)
Executive has been given at least twenty-one (21) days to consider the terms of this Agreement before signing it.  If Executive signs this Agreement before the full twenty-one (21) days expires, Executive is knowingly and voluntarily waiving the remainder of the twenty-one (21) day consideration period.  Executive  has not been asked by the Company to shorten Executive’s time to consider whether to sign this Agreement.  The Company has not made any threat or promise to induce Executive to sign this Agreement before the end of the twenty-one (21) day consideration period.

(i)	Executive agrees with the Company that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day consideration period.
(j)
Upon receipt of the Separation Payments and Benefits set forth in Paragraph 2, Executive will have received all compensation due Executive as a result of services performed for the Company and the Company has no obligation to pay any additional amounts other than the payments described in this Agreement.  Executive also has (i) reported to the Company any and all work-related injuries incurred by Executive during Executive’s employment by the Company; (ii) been properly provided any leave of absence because of Executive’s or a family member’s health condition or military service, each as applicable, and has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iii) has not raised a claim of sexual harassment or abuse with the Company.  Executive is unaware of any uncured ethical or compliance issues involving the Company or any of its employees, and has not reported any such issues to the Company.

(k)
Executive understands that this Agreement is legally binding and, except as otherwise provided in Paragraphs 3(d) and 4 of this Agreement, Executive gives up certain rights, including Executive’s right to pursue any claims against the Released Parties, whether known or unknown to Executive, that Executive had, have or may have had.

(l)	This Agreement does not waive any rights or claims that may arise after Executive signs this Agreement.

12.            REVOCATION
Executive understands that if Executive signs this Agreement, Executive can change Executive’s mind and revoke it within seven (7) days after signing it by sending a written revocation notice to:

THEMBI MACHABA
C/O FRESHPET, INC.
176 NORTH COMMERCE WAY
BETHLEHEM, PA  18017
TMachaba@Freshpet.com

For delivery by FED EX or UPS use:

THEMBI MACHABA
C/O FRESHPET, INC.
176 NORTH COMMERCE WAY
BETHLEHEM, PA  18017
TMachaba@Freshpet.com

Executive understands that the Agreement will not be effective until after this seven (7) day period (the “Revocation Period”) has expired, and Executive will receive no benefits before the eighth day after Executive signs this Agreement.  To be effective, the notice of revocation must be sent no later than the seventh day after Executive has signed the Agreement.  The Effective Date of this Agreement shall be the eighth day after Executive signs it, if Executive has not revoked it, and signs Attachment 1 and provides the signed copy of Attachment 1 to Company
Please sign your name below to accept this Agreement.  Please do not sign this Agreement before your Separation Date.  If you do so, the Company may consider it to be void and ask you to sign it again on or after your Separation Date.

[Signature Page Follows]

Executive has read and understands the Agreement set forth above.  Executive accepts the consideration stated above and agrees to be bound by the terms of this Agreement.

Dated: 10/13/22	/s/ Heather Pomerantz Heather Pomerantz

Agreed to:

FRESHPET, INC.

By:      /s/ Thembi Machaba

Name: Thembi Machaba

Title:   SVP, Human Resources

Date:   10/13/22

ATTACHMENT 1
CERTIFICATION

I, Heather Pomerantz, certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Freshpet, Inc., their subsidiaries, affiliates, successors or assigns (together, the "Company").
I further agree that, in accordance with this Separation Agreement, I will protect and keep as confidential all trade secrets, confidential knowledge, intellectual property, data or other proprietary information relating to products, processes, know-how, designs, formulas, product formulations, procedures, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, customers, consultants or licensees.

Date:                   10/13/22

Signature:  /s/ Heather Pomerantz